Exhibit 99.2

EXECUTION VERSION

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The capitalized terms “Note” and “Notes” used herein shall have the same meaning as “Loan” and “Loans”, respectively, in the Loan Agreement. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Loan Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a lender and holder of Notes outstanding under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Notes identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a lender and a holder of Notes) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, all claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	Partners for Growth III, L.P. (“PFG”)

2.	Assignee:	Grace Bay Holdings II, LLC (“Grace Bay”)

3.	Borrowers:	Comverge, Inc., a Delaware corporation, Alternative Energy Resources, Inc., a Delaware corporation, Enerwise Global Technologies, Inc., a Delaware corporation, Comverge Giants, LLC, a Delaware limited liability company, Public Energy Solutions, LLC, a New Jersey limited liability company, Public Energy Solutions NY, LLC, a Delaware limited liability company, and Clean Power Markets, Inc., a Pennsylvania corporation

4.	Loan Agreement:	The Loan and Security Agreement dated as of November 5, 2010, by and among the Borrowers and PFG, as the sole holder of the Notes

5.	Assigned Interest:

Assignor	Assignee	Aggregate Amount of Notes Issued under the Loan Agreement	Amount of Notes Assigned	Percentage Assigned of Notes
PFG	Grace Bay	$15,000,000	$7,650,000	51.0%

6.	Effective Date: February 24, 2012

The terms and provisions set forth in this Assignment and Assumption (and the annexes and exhibits attached hereto) are hereby agreed to by the parties hereto as of the Effective Date.

ASSIGNOR

PARTNERS FOR GROWTH III, L.P.

By:/s/ Lorraine Nield

Title: Lorraine Nield

Name: Manager

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ASSIGNEE

GRACE BAY HOLDINGS II, LLC

By:/s/ Richard Siegel

Title: Richard Siegel

Name: Authorized Signatory

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION1

1. Representations and Warranties.

        (a) Assignor.

                (i) Assignor Representations and Warranties. The Assignor (A) represents and warrants to be true and correct in all material respects that (1) it is the legal and beneficial owner of the Assigned Interest, (2) the Assigned Interest is free and clear of any Lien (as defined below), (3) it has full power and authority, and has taken all action necessary, to execute and deliver the Assignment and Assumption (and the annexes and the exhibits attached thereto) and to consummate the transactions contemplated hereby, (4) the amounts set forth in Section 5 of the Assignment and Assumption are true, correct and complete and PFG controls all aspects (including voting and consent rights, subject to any consent rights with respect to amendments to the Loan Documents held by the Borrowers), and legally and beneficially owns all, of the Notes and other Obligations under the Loan Documents immediately prior to giving effect to the Assignment and Assumption (and the annexes and exhibits thereto), (5) none of the Notes have been assigned or converted into any Equity Interest (as defined below) (whether by Optional Conversion, Mandatory Conversion or otherwise), (6) no Subsequent Notes have been issued, (7) a notice of Assignor’s intention to exercise the Amortization Right has been delivered by the Assignor and a true, correct and complete copy of such notice is attached as Exhibit A, (8) a workspace called “Project Scion” on the onehub website at https://ws.onehub.com contains as of the day immediately prior to the Effective Date and on the Effective Date true, correct and complete copies of the Loan Agreement and all other Loan Documents (including any amendments, restatements, supplements and other modifications with respect thereto executed and delivered by Assignor, any Borrower, any guarantor or any third party bound by a Loan Document) that materially affect the rights of any holder of the Notes and a list of all such Loan Documents is attached as Exhibit B, (9) the levels for the Adjusted Quick Ratio and the Tangible Net Worth financial covenants for the 2012 fiscal year have not been set by PFG or agreed to and the Assignor maintains all rights provided under the Loan Documents with respect to setting such levels, (10) the Minimum Revenues thresholds for the 2012 fiscal year have not been set or agreed to and the Assignor maintains all rights provided under the Loan Documents with respect to setting such Minimum Revenues, subject to the Minimum Revenues threshold percentage set forth in Section 1(d) of the Schedule to the Loan Agreement (as amended by Modification No. 1 to the Loan and Security Agreement dated as of March 31, 2011), (11) (I) the $2,000,000 Deposit has not been demanded by the Assignor; provided, however, the Assignor did discuss and correspond with the Borrowers such potential Deposit in connection with a Qualified Financing and (II) Silicon Valley Bank has not previously given its consent to PFG to demand any such Deposit, (12) to Assignor’s knowledge, there has been no Qualifying Financing that would cause the Assignor’s right to demand a Deposit to lapse or to otherwise be compromised or eliminated, (13) the Defaults or Events of Default specified on Exhibit C have occurred and are continuing (although the Borrowers have, outside of any applicable cure period provided for such Default, delivered a non-final draft Compliance Certificate for the month ending December 31, 2011, the failure of which to timely deliver a Compliance Certificate required by Section 6(a) of the Schedule to the Loan Agreement constitutes the Event of Default set forth in Exhibit C) and have not been expressly waived or otherwise compromised and, except as set forth in the communications appended as Exhibit A, the Assignor has not delivered any notice of such Defaults or Events of Default to the Borrowers, (14) the Assignor has not granted, sold, assigned or transferred any of, and has not otherwise impaired, its voting, consent or similar rights under the Loan Documents, (15) it has not previously waived, eliminated or otherwise compromised the Amortization Right, (16) it is sophisticated with respect to decisions to sell, assign or transfer assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to sell, assign and transfer the Assigned Interest, is experienced in selling, assigning and transferring assets of such type, (17) it has been accorded the opportunity to receive such documents and information as it deems appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to sell, assign and transfer the Assigned Interest, and (18) it has, independently and without reliance upon the Assignee or any of the Assignee’s Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Assignment and Assumption and to sell, assign and transfer the Assigned Interest; and (B) assumes no responsibility with respect to (1) any statements, warranties or representations made by the Borrowers or any

1	Capitalized terms used in this Terms and Conditions for Assignment and Assumption without definition shall have the meanings ascribed to such terms in the Assignment and Assumption to which this Terms and Conditions for Assignment and Assumption is attached.

guarantors in or in connection with the Loan Agreement or any other Loan Document, (2) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (3) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or (4) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates of any of their respective obligations under any Loan Document. In construing the above representations and warranties, terms such as “waiver”, “elimination”, “impairment”, “compromise” and derivatives expressly exclude any such waiver, elimination, impairment or compromise other than expressly effected by Assignor. The Assignor acknowledges, understands and agrees that, (y) other than as provided in the Assignment and Assumption (and the annexes and exhibits thereto), the Assignee makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Assignment and Assumption (and the annexes and exhibits thereto) or in any related document or agreement and (z) the Assignee makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any guarantors.

                (ii) Exclusion from Assignor Representations and Warranties. Except as set forth in Section 1(a)(i), the Assignment and Assumption is made by Assignor without representations or warranties whatsoever, whether expressed, implied or imposed by law. In addition, the representations and warranties given in Section 1(a)(i) are given (A) without any representations or warranties with respect to the genuineness of any signature other than those made by or on behalf of Assignor; (B) without any representations or warranties with respect to the collectability of any amount owed by any Borrower or any guarantor of the Borrowers’ Obligations under any of the Loan Documents; (C) without any representations as to the financial condition of any Borrower or any guarantor of the Borrowers’ Obligations under any of the Loan Documents; (D) without any of the representations or warranties described in Article 3 of the Uniform Commercial Code as enacted in the State of California; (E) without any representations or warranties with respect to the legality, validity, sufficiency or enforceability of any of the Loan Documents; (F) without any representations or warranties with respect to the validity, enforceability, attachment, priority, or perfection of any security interest, attachment, relief, or encumbrance included or includable in the Loan Documents, or the compliance with applicable law of any proceedings commenced or followed by Assignor with respect to the Loan Documents, including the Notes; and (G) without any representations or warranties with respect to the existence, value, access to or condition of any Collateral granted (or purported to be granted) to Assignor under the Loan Documents, including, without limitation, as to any environmental matters (including without limitation, as to the existence of any hazardous materials).

(b) Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver the Assignment and Assumption (and the annexes and exhibits attached thereto) and to consummate the transactions contemplated hereby and to become a holder of Notes under the Loan Agreement, (B) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and the other Loan Documents (to the extent included in the list attached as Exhibit B) as a holder of Notes thereunder and, to the extent of the Assigned Interest, shall have the obligations of a holder of Notes thereunder, (C) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (D) it has been accorded the opportunity to receive such documents and information as it deems appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to purchase the Assigned Interest, and (E) it has, independently and without reliance upon PFG and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Assignment and Assumption and to purchase the Assigned Interest; and (ii) agrees that (A) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a holder of Notes.

2. Payments.

(a) From and after the Effective Date, all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) (a) for amounts accrued up to but excluding the Effective Date shall be made to the Assignor by the Borrowers and (b) for all amounts accrued from and including the Effective Date shall be made to the Assignee by the Borrowers (or, if such payment is received by the Assignor, by the Assignor).

(b) All principal and interest payments received by any holder of the Notes shall be apportioned ratably among the holders of the Notes (according to the unpaid principal balance of the Obligations to which such payments relate held by each holder of Notes) and all payments of fees, premiums and expenses received by any holder of the Notes (other than expenses that are for the Assignor’s or the Assignee’s separate account) shall be apportioned ratably among the holders of the Notes having a Pro Rata Share (as defined below) of the type of Obligation to which a particular fee, premium or expense relates. All payments in respect of a Note holder’s Pro

Rata Share shall be made promptly and in no event later than three (3) Business Days after receipt by the recipient. All proceeds of Collateral shall be applied to reduce the Obligations outstanding (and shall be apportioned ratably among the holders of the Notes as set forth in the immediately preceding sentence), and, thereafter, to the Borrowers (to be wired to an account designated by the Borrowers) or such other Person entitled thereto under applicable law. “Pro Rata Share” means, at any time, the percentage obtained by dividing (y) the unpaid principal amount of a Note holder’s portion of the unpaid principal amount of the Notes by (z) the unpaid principal amount of the Notes.

3. Amendment, Waiver and Modification Rights. Any amendment, waiver, supplement or other modification of any provision of the Loan Agreement or any other Loan Document, and any consent with respect to any departure by any Borrower or any guarantor therefrom, shall be in writing and shall only require the signature of the Assignee as the majority holder of the Notes to be effective; provided, however, that no such amendment, waiver, supplement, consent or other modification shall be effective, unless in writing and signed also by the Assignor if the effect of such amendment, waiver, supplement, consent or other modification would cause disparate treatment on the Notes held by the Assignor. The Assignor agrees to use any voting and consent rights it has under the Loan Documents as requested by the Assignee (except as set forth in the proviso in the immediately preceding sentence). The Assignor hereby agrees to enter into amendments to the Loan Documents that are required to implement and to effectuate the provisions set forth in the Assignment and Assumption (and the annexes and exhibits thereto). The Assignor hereby irrevocably appoints the Assignee its attorney-in-fact, with full authority in the place and stead of the Assignor and in the name of the Assignor or otherwise, to take any action and to execute any instrument which the Assignee may reasonably deem necessary or advisable to accomplish the purposes of the Assignment and Assumption (including the annexes and exhibits thereto), including, without limitation, to vote or consent to any amendment, waiver, supplement, consent or other modification to any provision of any Loan Document proposed by the Assignee (other than with respect to any amendment, waiver, supplement, consent or other modification set forth in the proviso in the first sentence of this Section 3).

4. Call and Put Rights; Right of First Offer. The Assignor and the Assignee hereby agree that:

(a) At all times from the Effective Date up to and including the date that is the 18 month anniversary of the Effective Date (such end date, the “Put/Call Expiry Date”):

(i) Other than during (i) any proceeding commenced by or against any Borrower or any guarantor under any provision of title 11 of the United States Code (as in effect from time to time) or under any other state or federal bankruptcy, insolvency or similar law or (ii) the existence of any Default or Event of Default under Section 6.1(g) or (h) of the Loan Agreement, the Assignee shall have the obligation to purchase from the Assignor all of the outstanding Notes and other Obligations held by the Assignor at a price equal to par value of the Notes to be purchased by the Assignee from the Assignor plus $1,500,000 (the “Put Purchase Price”) upon five Business Days notice from the Assignor to the Assignee (such sale and purchase, the “Put Transaction”). Assignee shall promptly and in no event later than the fifth Business Day following the receipt of such notice by the Assignee pay such Put Purchase Price, without deduction of any kind, to Assignor. The effective date of such Put Transaction shall be the date Assignor receives payment of the Put Purchase Price from Assignee.

(ii) The Assignor shall have the obligation to sell to the Assignee all (but not less than all) of the outstanding Notes and other Obligations held by the Assignor at a price equal to the sum of (A) par value of the Notes to be purchased by the Assignee from the Assignor plus (B) $1,500,000 (the sum of (A) and (B), the “Call Purchase Price”) upon five Business Days notice from the Assignee to the Assignor (such sale and purchase, the “Call Transaction”). Assignee shall promptly and in no event later than the fifth Business Day following the receipt of such notice by the Assignee pay such Call Purchase Price, without deduction of any kind, to Assignor. The effective date of such Call Transaction shall be the date Assignor receives payment of the Call Purchase Price from Assignee.

(iii) The Assignor shall not transfer, assign or sell (or make any offer to do the same or to provide a right or option to do the same) the Notes and other Obligations held by the Assignor to any other Person other than the Assignee and its Affiliates.

(iv) If Assignee has not exercised its rights under Section 4(a)(ii) prior to the Put/Call Expiry Date and Assignor has not exercised its rights under Section 4(a)(i) or Section 7, as applicable, prior to the Put/Call Expiry Date, Assignor shall be deemed to have automatically given notice on the Put/Call Expiry Date to Assignee under Section 4(a)(ii) of a Put Transaction, unless such automatic Put Transaction has been revoked in writing by Assignor prior to the Put/Call Expiry Date.

(b) At all times after the date that is the 18 month anniversary of the Effective Date, before the Assignor sells, assigns or transfers any or all of the Notes or other Obligations held by the Assignor to any other Person, the

Assignor shall offer in writing to the Assignee and its Affiliates the right to purchase the Notes and other Obligations held by the Assignor for the same price and on the same terms as then offered by any other Person (such offer provided to the Assignee, the “Purchase Offer”), and the Assignee shall have a period of 10 Business Days (the “Acceptance Period”) to accept such Purchase Offer. If the Assignee or its Affiliates do not accept the Purchase Offer within the Acceptance Period, then the Assignor shall have the right for a period of 10 Business Days following the last day of the Acceptance Period to sell, assign or transfer such Notes and other Obligations on the terms offered in the Purchase Offer to the Person who agreed to purchase such Notes and other Obligations on the terms set forth in the Purchase Offer. The foregoing procedures shall be followed for each new offer by any Person (other than the Assignee) to purchase any or all of the Notes and other Obligations held by the Assignor.

(c) For purposes of Sections 4(a) and (b) of this Terms and Conditions for Assignment and Assumption, “par value” shall include any accrued and unpaid interest, pro-rated to the date of payment of the Call Purchase Price or Put Purchase Price, as applicable, by Assignee.

(d) If at any time from the Effective Date up to and including the date that is the 18 month anniversary of the Effective Date, the Assignee sells any of the Notes (the “Call Notes”) purchased pursuant to a Call Transaction to any Person (other than (i) H.I.G. Capital Partners, LLC (“HIG”) or any of its Affiliates or (ii) any Borrower or any guarantor or any of their respective Affiliates in connection, with respect to this clause (ii), with a sale of any of the Equity Interests or any of the assets of the Borrowers or any of their Affiliates to HIG or any of its Affiliates) and receives from such Person Consideration (as defined below and as valued on the date of receipt by Assignee) in excess of the Call Purchase Price for such Call Notes (such excess, the “Premium”), the Assignee agrees to promptly pay to the Assignor such Premium received for such Call Notes. “Consideration” means cash, Equity Interests or other property of any kind that is reasonably capable of valuation.

(e) The sale and assignment of Assignor’s Notes to Assignee after the Effective Date pursuant to any of the provisions set forth in this Section 4 shall be documented in a customary assignment agreement in which (i) the sole representations made by Assignor are substantially in the form of Section 1(a)(i)(A) (1)–(5), (14) and (16)–(18) and without indemnity other than for liability incurred as a result of a breach in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) of such representations and warranties or covenants and agreements related to the transferring of any Collateral held or in the name of the Assignor to the Assignee and the making of any payments of the Obligations received by the Assignor to the Assignee and without survival of any obligations of Assignor with respect to such Notes that are sold and assigned, except (A) a general obligation (further assurances) to cooperate with Assignee at Assignee’s expense in transferring any Collateral held by, or in the name of, Assignor and (B) to pay over to Assignee any payments on Obligations received by Assignor after the effective date of such sale and assignment, and (ii) the sole representations made by Assignee are substantially in the form of Section 1(b)(i)(A)–(E) and without indemnity other than for liability incurred as a result of a breach in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) of such representations and warranties.

5. PFG as Collateral Agent.

(a) PFG shall, in its capacity as collateral agent (in such capacity, “Collateral Agent”) for the holders of the Notes and expressly subject to Sections 5(c), 5(d) and 5(e): (i) to the extent so reasonably requested by the Assignee, take such actions as Assignee may determine are necessary or desirable from time to time to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, and (ii) take all instructions and orders from, and act solely at the direction of, the Assignee with respect to the exercise of any and all remedies given to the Assignor or any other holder of Notes with respect to the Collateral or otherwise, whether under the Loan Documents, applicable law or otherwise; provided, however, that (1) PFG hereby appoints, authorizes and directs Assignee to act as collateral sub-agent for PFG (and any successor or assignee of the Notes held by PFG) for purposes of the perfection of all Liens with respect to the Collateral and otherwise discharging any obligations PFG may have under clause (i) above, and (2) PFG may decline to take any action requested by Assignee (in any capacity) if it reasonably believes such action will result in exposure to liability in connection with Borrower (but any such decision to decline by PFG shall not affect in any way the Assignee’s rights as sub-agent pursuant to clause (1) above). Subject to Sections 5(c), (d) and (e) and the immediately preceding clause (2), PFG hereby agrees to at the direction of the Assignee enter into such agreements and documents, and to file or transmit such amendments or new documents as required by the Code or by applicable law, to (A) perfect the Liens granted to PFG under the Loan Documents so that the Liens perfect such Liens in favor of PFG as Collateral Agent for all of the holders of the Notes and with the same priority as the Liens granted to PFG under the Loan Documents immediately prior to giving effect to the Assignment and Assumption and (B) have the Obligations owed to and the guarantees provided under the Loan Documents apply to PFG as the Collateral Agent for all of the holders of the Notes. Under the Loan Documents, PFG, in its capacity as Collateral

Agent, (x) is acting solely on behalf of the holders of the Notes, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent” and “collateral agent” and similar terms to refer to the Collateral Agent, which terms are used for title purposes only, (y) is not assuming any obligation under any Loan Document or any role as agent, fiduciary or trustee of or for any holder of the Notes and (z) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and the Assignee hereby waives and agrees not to assert any claim against the Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (x) through (z) above.

(b) PFG shall promptly provide (and shall in any event use commercially reasonable efforts to provide within one Business Day) a copy of any notice, deliverable or other item received by PFG (whether in its capacity as Collateral Agent, a holder of the Notes or otherwise) in connection with the Loan Documents or any other related document or agreement to HIG.

(c) None of the Collateral Agent and its Related Persons (as defined in Section 6(e) below) shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and the Assignee hereby waives and shall not assert (any right, claim or cause of action based thereon, except to the extent of liabilities resulting solely from the gross negligence or willful misconduct of the Collateral Agent in connection with the duties expressly set forth herein.

(d) The Assignee agrees to reimburse the Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Borrower or any guarantor) promptly upon demand for the Assignee’s Pro Rata Share with respect to the Obligations of any reasonable, out-of-pocket and documented costs and expenses (including reasonable, out-of-pocket and documented fees, charges and disbursements of financial, legal and other advisors paid in the name of, or on behalf of, any Borrower or any guarantor) that may be incurred by the Collateral Agent or any of its Related Persons in connection with the discharge of Collateral Agent’s duties under Section 5(a)(i) and (ii).

(e) The Assignee further agrees to indemnify the Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Borrower or any guarantor), from and against the Assignee’s aggregate Pro Rata Share with respect to the Obligations of the Liabilities (as defined in Section 6(h) below) that may be imposed on, incurred by or asserted against the Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of or arising out of (y) any request, instruction or demand made by Assignee to Collateral Agent under Sections 5(a)(i) or (z) any action taken or omitted to be taken by the Collateral Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that the Assignee shall not be liable to the Collateral Agent or any of its Related Persons to the extent such liability has resulted primarily from the negligence or willful misconduct of the Collateral Agent.

6. Grace Bay as Administrative Agent.

(a) The Assignor hereby appoints Grace Bay (together with any of its successors or assigns) as the administrative agent hereunder (in such capacity, “Administrative Agent”) and authorizes Grace Bay as Administrative Agent to (i) execute and deliver any and all Loan Documents and accept delivery thereof on its behalf from any Borrower or any guarantor, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are delegated to the Assignor under such Loan Documents, (iii) act as the disbursing and collecting agent for the holders of Notes with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any holder of the Notes is hereby authorized to make such payment to the Administrative Agent, (iv) file and prove claims and file other documents necessary or desirable to allow the claims of the holders of the Notes with respect to any Obligation in any bankruptcy, insolvency or similar proceeding, (v) execute any amendment, consent or waiver under the Loan Documents on behalf of the Assignor, (vi) negotiate and agree to, on behalf of all of the holders of Notes, to the levels and definitions of any financial covenants set forth in Section 5 of the Schedule to the Loan Agreement (including, without limitation, the Tangible Net Worth and the Adjusted Quick Ratio, (vii) have the sole right to decide whether to elect for, and to actually provide any notice with respect to electing for, any Amortization Right and (viii) exercise such powers as are incidental thereto.

(b) Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the holders of the Notes, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent” and “administrative agent” and similar terms to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document or any role as agent, fiduciary or trustee of or for any holder of the Notes and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and the Assignor hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(c) The Assignor and Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection.

(d) The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person. Any such Person shall benefit from this Section 6 to the extent provided by the Administrative Agent.

(e) None of the Administrative Agent and its Related Persons (as defined below) shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and the Assignor hereby waives and shall not assert (any right, claim or cause of action based thereon, except to the extent of liabilities resulting solely from the gross negligence or willful misconduct of the Administrative Agent in connection with the duties expressly set forth herein. “Related Person” means with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent.

(f) The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Borrower or any guarantor or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor.

(g) The Assignor agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Borrower or any guarantor) promptly upon demand for such Lender’s Pro Rata Share with respect to the Obligations of any reasonable, out-of-pocket and documented costs and expenses (including reasonable, out-of-pocket and documented fees, charges and disbursements of financial, legal and other advisors paid in the name of, or on behalf of, any Borrower or any guarantor) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(h) The Assignor further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Borrower or any guarantor), from and against the Assignor’s aggregate Pro Rata Share with respect to the Obligations of the Liabilities (as defined below) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or agreement or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that the Assignor shall not be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent. “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

(i) So long as PFG owns any Notes, the Assignee shall promptly (and shall in any event use commercially reasonable efforts to provide within one Business Day) a copy of any notice of an Event of Default received by the Assignee (whether in its capacity as Administrative Agent, a holder of the Notes or otherwise) in connection with the Loan Documents or any other related document or agreement to PFG.

7. Reservation of Rights. The Assignor reserves the right to convert the Notes it owns into Equity Interest in accordance with the Loan Agreement (an “Assignor Note Conversion”), at its sole discretion, at any time, without consent, but only upon (i) delivering written notice thereof 10 Business Days in advance and (ii) providing the Assignee the opportunity to consummate a Call Transaction pursuant to Section 4(a)(ii) within such 10 Business Day period; provided, however, if the Assignor does not consummate such Assignor Note Conversion on the Business Day after the 10 Business Day period mentioned above passes without the Assignee consummating a Call Transaction, the Assignor shall again follow the procedures set forth above prior to consummating any Assignor Note Conversion.

8. General Provisions. The Assignment and Assumption (and the annexes and exhibits thereto) shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. The Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of the Assignment and Assumption by electronic means of transmission shall be effective as delivery of a manually executed counterpart of the Assignment and Assumption. The Assignment and Assumption (and the annexes and exhibits attached thereto) shall be governed by, and construed in accordance with, the law of the State of California. The Assignment and Assumption (and the annexes and exhibits thereto) shall not be amended, restated, waived, supplemented or otherwise modified without the written consent of the Assignor and the Assignee. The term “Lien” means a security interest, lien, encumbrance or adverse claim. The term “Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the United States Securities and Exchange Commission (and any successor thereto) under the Securities Exchange Act of 1934 (as in effect from time to time)).

9. Confidential. The Assignor and the Assignee each agree that the Assignment and Assumption (and the annexes and exhibits thereto) is for confidential use only and it will not disclose the Assignment and Assumption (and the annexes and exhibits thereto) (a) to any Person other than (i) its Affiliates, officers, directors, limited partners (participants and/or their respective representatives), employees, accountants, attorneys and other advisors, and then only on a “need-to-know” and confidential basis in connection with the transactions contemplated hereby and (ii) to the extent required by law, regulation, or other applicable judicial or governmental order and (b) other than notifying the Borrowers and Silicon Valley Bank of the amounts and percentages of the Obligations that were assigned by the Assignor to the Assignee.